      							OMB Number			3235-0104
								Expires:	December 31, 2001
								Estimated average burden
								hours per response		0.5



			U.S. SECURITIES AND EXCHANGE COMMISSION
					Washington, D. C. 20549
						   FORM 3
			INITIAL STATEMENT OF BENEFICIAL OWNERSHIP


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
	Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)

1.	Name and Address of Reporting Person
	<<Snyder Capital Management, L.P., 350 California Street,
	Suite 1460, San Francisco, CA, 94104-1436>>
	(Last),	(First)	(Middle),	(Street),		(City)	(State)	(Zip)

2.	Date of Event Requiring Statement (Month/Day/Year) <<5/24/99>>

3.	IRS or Social Security Number of Reporting Person (Voluntary) ________

4.	Issuer Name and Ticker or Trading Symbol  <<Ascent Entertainment
	Group, Inc. (GOAL)>>

5.	Relationship of reporting person to issuer
	(Check all applicable)

	_____ Director			<<X>> 10% Owner

	_____ Officer (give		____ Other (specify
           title below)			  below)


6.	If Amendment, Date of Original (Month/Day/Year)  ____________________

7.	Individual or Joint/Group Filing (Check Applicable line)

	_____ Form filed by one Reporting Person

	<<X>> Form filed by More than One Reporting Person

											Page 1 of 4 Pages

FORM 3 (continued)								Page 2 of 4 Pages

Table I - Non-Derivative Securities Beneficially Owned


1.	Title of Security <<Common Stock>>

2.	Amount of Securities Beneficially Owned (Instr. 4) <<0>>

3.	Ownership Form: Direct (D) or Indirect (I) (Instr. 5)  <<N/A>>

4.	Nature of Indirect Beneficial Ownership (Instr. 5) ___________________

___________________________________________________________________________



Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.	(Over)

* If the form is filed by more than one reporting person,
  see Instruction 5(b)(v).							SEC 1473 (3-99)


Table II -	Derivative Securities Beneficially Owned
		(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security ______________________________________

2.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date
	____________________			________________________

3.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 4)

	Title ________________________	Amount or Number of Shares	__________

4.	Conversion or Exercise Price of Derivative Security 	_______________

5.	Ownership Form of Derivative Security:
	Direct (D) or Indirect (I) (Instr. 5)			____________________

FORM 3 (continued)								Page 3 of 4 Pages


6.	Nature of Indirect Beneficial Ownership (Instr. 5)
	______________________________________________________________________
___________________________________________________________________________

Explanation of Responses:


					SNYDER CAPITAL MANAGEMENT, L.P.		5/24/99
					By:  Snyder Capital Management, Inc. 	  Date
						General Partner

						By: /s/ Steven J. Block
						    Steven J. Block, Vice President


**	Intentional misstatements or omissions of facts constitute
	Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
	 If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

FORM 3 (continued)								Page 4 of 4 Pages


						CONFIRMING STATEMENT

This Statement confirms that the undersigned has authorized and designated Snyder Capital Management, L.P. ("SCMLP") to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Ascent Entertainment Group, Inc. ("Ascent"). The authority of SCMLP under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Ascent, unless earlier revoked in writing. The undersigned acknowledges that SCMLP is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:	May 24, 1999


							SNYDER CAPITAL MANAGEMENT, INC.


							By:	/s/ Steven J. Block
								Steven J. Block
								Vice President


						JOINT FILER INFORMATION

Name:					Snyder Capital Management, L.P.
						350 California Street, Suite 1460
						San Francisco, CA  94104-1436

Designated Filer:			Snyder Capital Management, L.P.

Issuer & Ticker Symbol:		Ascent Entertainment Group, Inc. (GOAL)

Date of Event Requiring Statement:	5/24/99



Signature:			SNYDER CAPITAL MANAGEMENT, INC.


				By:	/s/ Steven J. Block
					Steven J. Block
					Vice President

BLD\3321\002\1046995.01